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                                                                     EXHIBIT 4.2

                              STOCK OPTION CONTRACT



         THIS STOCK OPTION CONTRACT made by and between MAGNETIC TECHNOLOGIES CORPORATION, having its offices located at 770 Linden Avenue, Rochester, New York 14625 ("the Company") and NANCY E. WILLIAMS residing at 134 Wimbledon Road, Rochester, New York 14617 ("the Employee").

         WHEREAS, the Company's Board of Directors has adopted the "1996 Stock Option Plan" ("the Plan"), under which an Incentive Stock Option ("ISO") may be issued to the Employee pursuant to Section 422 of the Internal Revenue Code of 1986, as amended ("the Code"); and

         WHEREAS, the Compensation Committee of the Company's Board of Directors has determined that it is desirable to provide an incentive to the Employee to maintain an employment relationship with the Company by enabling the Employee to share in the success of the Company through an equity interest; and

         WHEREAS, in the judgment of the Company's Board of Directors, the fair market value of the Company's Common Stock on September 12, 1996 (the day before this Stock Option Contract was authorized) was $3.50 per share;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Company hereby grants to the Employee a stock option in the form of an ISO to purchase an aggregate of ten thousand (10,000) shares of the Company's $.15 par value Common Stock ("the Shares") at a price of Three Dollars and Fifty Cents ($3.50) per Share, pursuant to the terms and conditions of this Contract and of the Plan (the terms of the Plan are incorporated by reference within this Contract).

         1. EXERCISE TERM. The term of this stock option (that is, the period during which it may be exercised by the Employee in whole or in part) will expire upon the earliest to occur of the following dates: (a) September 12, 2006; (b) three (3) months after the termination of the employee's employment with the Company for any reason including death or disability; (c) pursuant to any of the provisions of the Plan; or (d) upon the mutual written agreement of the Company and the Employee. Notwithstanding the foregoing clause (b), if the Compensation Committee determines that the Employee's employment was terminated by reason of fraudulent, dishonest or disloyal conduct, then the Employee will forfeit all rights to exercise this stock option immediately upon discharge from the Company's employment.

         2. NON-ASSIGNABILITY. This stock option may be exercised only by the Employee during the Employee's lifetime, and the rights granted under this Contract may not be assigned, pledged or transferred by the Employee, except by Will or the laws of descent and distribution.

         3. ADJUSTMENTS FOR CHANGE OF SHARES. The aggregate number and kind of Shares issuable under this Contract, and the exercise price of this stock option, shall be adjusted for any change in the Shares resulting from a stock dividend or recapitalization (including a stock split, merger, combination or exchange of Shares; but excluding the Company's issuance, sale or purchase of Shares for money, services or property).



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         4. EXERCISE PROCEDURE. In order to exercise the stock option granted hereunder, in whole or in part, the Employee must give written notice to the Company, directed to its Secretary at its principal office, such notice to specify the number of Shares being purchased and the purchase price being paid therefor, accompanied by payment in full of such purchase price.

                  A. In addition, if the Shares are not then registered under the Securities Act of 1933 ("the Act"), the Employee shall concurrently tender a letter to the Company containing, in form and substance satisfactory to counsel for the Company, written acknowledgments, representations and covenants by the Employee with respect to such limitations on the transferability of the Shares as counsel for the Company may in its sole discretion determine to be in effect at that time by reason of such non-registration of the Shares, including the Employee's (i) acknowledgment that the Shares are being purchased under a claim of exemption from registration under the Act as a transaction not involving a public offering, (ii) representations and warranties that the Shares are being acquired for investment purposes and not with a view to the distribution thereof, and (iii) agreement not to transfer, encumber or dispose of the Shares unless (x) a registration statement with respect to the Shares shall be effective under the Act and there shall have been compliance with applicable state laws or (y) in compliance with Rule 144 or some other exemption from registration under the Act.

                  B. The Company will issue stock certificate(s) to the Employee representing the Shares purchased by the Employee hereunder as soon as practical after the Company's receipt of the aforementioned notice and payment, including clearance of funds. Each such certificate shall contain such restrictive legends as may be established by counsel for the Company evidencing the aforementioned transfer restrictions. The Employee will acquire rights as a stockholder of the Company with respect to the Shares so purchased upon the date of the issuance of such stock certificate(s).

         5. LIMITATIONS ON DISPOSITIONS OF THE SHARES. The Employee agrees to comply with the following restrictions with respect to subsequent disposition of any Shares acquired by reason of the Employee's exercise of this stock option:

                  A. The Employee will make no disposition of the Shares within a period of six (6) months from the date of this Contract.

                  B. The Employee will make no disposition of the Shares which would be deemed to be a "disqualifying disposition" under Section 422 of the Code (currently, any sale within two years from the option grant date or one year from the exercise date); and, in the event that the Employee makes a disqualifying disposition so as to require the withholding of federal, State or local taxes (including social security taxes), the Employee agrees to promptly pay to the Company the amount of such taxes if the Company is unable to withhold the necessary sums from monies due to the Employee.

         6. NO GUARANTEE OF EMPLOYMENT. The granting of this stock option, and the execution of this Contract in connection therewith, shall not be construed to constitute an understanding or agreement, express or implied, on the part of the Company to employ the Employee for any specified period to time.


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         7. VESTING OF EXERCISE RIGHTS. The Employee's rights to exercise this stock option shall vest at the rate of twenty five percent (25%) per year for each of the Company's four fiscal years ending July 31, 1997, July 31, 1998, July 31, 1999 and July 31, 2000; therefore, provided that the rights of the Employee to exercise this stock option shall not have expired or been terminated pursuant to the provisions of Paragraph 1 of this Contract as of any exercise date, the Employee may exercise rights to purchase up to a total of: 25% of the Shares from and after July 31,1997; 50% of the Shares from and after July 31, 1998; 75% of the Shares from and after July 31, 1999; and 100% of the Shares from and after July 31, 2000. Notwithstanding the foregoing, the Employee's rights to exercise this stock option will accelerate and become fully vested in the event of, and upon, the occurrence of any of the following events: (a) the death or permanent disability of the Employee (but still exercisable only for three months after such event, per Paragraph 1 of this Contract); (b) the sale of eighty percent (80%) or more of the outstanding shares of Common Stock of the Company; (c) the merger of the Company with one or more other corporations in which one of the other corporations is the surviving legal entity; or (d) the sale of substantially all of the assets of the Company.

         8. NO RESERVATION OF SHARES. Because of the substantial conditions which must be met to entitle the Employee to exercise the stock option rights hereunder, the Company is under no obligation to reserve the Shares under this Contract, and no particular portion of the Company's Common Stock will be construed as optioned or reserved for the Employee pursuant to this Contract. The Company will be deemed to have complied with the terms of this Contract if, at the time of the Employee's exercise of this stock option, the Company has a sufficient number of authorized and unissued Shares or treasury Shares available for such purpose.

         9. RIGHT OF COMPANY TO CANCEL OPTIONS. The Company retains the right to cancel any unexercised options granted under this Contract at any time, without cause, upon a vote of the Company's Board of Directors. Should the Company determine to cancel any such option, it shall pay to the Employee a purchase price equal to the difference between the exercise price of this stock option and the value of the Shares on the effective date of the Company's purchase as established in the notice from the Company to the Employee; provided, however, that in no event shall the purchase price be less than zero.

         10. LEGAL RESERVATION. This Contract and the Plan are subject to all federal and State statutes, rules and regulations, including securities laws. If, in the opinion of the Company's counsel, the issuance, sale or transfer of Shares under this Contract is not lawful for any reason, the Company will not be obligated to issue, sell or transfer the Shares notwithstanding conflicting provisions of this Contract or the Plan.

         IN WITNESS WHEREOF, the parties hereto have executed this Contract as of September 13, 1996, in several counterparts, each of which shall be considered to be an original and at least one of which has been delivered to each party hereto.

MAGNETIC TECHNOLOGIES
CORPORATION                                   EMPLOYEE:


By:  /s/  Gordon H. McNeil                    By:  /s/  Nancy E. Williams
     ----------------------------                  -----------------------------
     Gordon H. McNeil President                    Nancy E. Williams